Exhibit 99.1

 Mikros Systems Announces Fourth Quarter and Year-End Results

Reports quarterly revenue growth, increased margins, and 34% increase in net income for 2012

Princeton, NJ – April 1, 2013 – Mikros Systems Corporation (OTCQB: MKRS) today announced fourth quarter and year-end results for the period ending December 31, 2012.

Highlights

●	Revenues for the fourth quarter increased 9% to $2.5 million as compared to $2.3 million in the same period last year

●	Gross profit margin for the year increased to 44% from 40% in 2011.

●	Net income for the year was $227,109, compared to $169,619 in 2011, an increase of 34%.

●	Net Cash and Cash equivalents remained stable at $1 million.

Fourth Quarter Results

Revenue for the three months ended December 31, 2012 was approximately $2.5 million as compared to $2.3 million for the three months ended December 31, 2011, an increase of 9%. Gross profit increased to $892,000, or 36% of revenue, during the three months ended December 31, 2012, as compared to approximately $716,000, or 31% of revenue, in the fourth quarter of 2011.  The Company posted net income for the quarter of 2012 of approximately $214,000, as compared to net income of approximately $152,000, in the fourth quarter of 2011, an increase of 41%.

Year-End Results

Revenue for the year ended December 31, 2012 was approximately $4.8 million, as compared to approximately $5.3 million during the prior year period, reflecting differences in timing of contract awards related to the Company's ADEPT products.  Mikros realized gross profit of approximately $2.1 million, or 44% of revenue in 2012, as compared to $2.1 million, or 40% of revenue in 2011 reflecting a reduction in our cost of sales that drove an increase in our profit margin . The Company posted net income of $227,109 for 2012, as compared to net income of $169,619 in 2011, an increase of 34%.

In commenting on the quarter and year-end, Chief Executive Officer Tom Meaney stated, “Over the past year, we have focused on delivering mission critical equipment to the US Navy for their AEGIS cruisers and destroyers. This operating strategy continues to deliver increased positive margins and profitability In addition to streamlining the assembly, delivery and deployment of ADEPT Units, we have also been developing product enhancements aimed at increasing future revenue generating opportunities. Our engineers recently completed an installation of our next-generation ADEPT system aboard USS Freedom, the first Littoral Combat Ship (LCS) placed into operation for the US Navy. This pilot project, along with other contract awards anticipated in 2013, is expected to provide additional growth opportunities for Mikros over the next two to three years. We continue to maintain a strong cash position and believe that we are well positioned to compete in the current environment.”

Additional information regarding the Company's financial results may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission.  The Form 10-K may be accessed at www.sec.gov or at the Company's website at www.mikrossystems.com.

About Mikros

Mikros Systems Corporation is an advanced technology company specializing in the research and development of electronic systems technology, primarily for military applications. Classified by the U.S. Department of Defense as a small business, its capabilities include technology management, electronic systems engineering and integration, radar systems engineering, combat/command, control, communications, computers and intelligence systems engineering, and communications engineering. Mikros’ primary business is to pursue and obtain contracts from the Department of Homeland Security, U.S. Navy, and other governmental authorities. For more information on Mikros visit: www.mikrossystems.com

Important Information about Forward-Looking Statements: All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, changes in business conditions, a decline or redirection of the U.S. Defense budget, the failure of Congress to approve a budget or a continuing resolution, the termination of any contracts with the U.S. Government, changes in our sales strategy and product development plans, changes in the marketplace, continued services of our executive management team, our limited marketing experience, competition between us and other companies seeking SBIR grants, competitive pricing pressures, market acceptance of our products under development, delays in the development of products, statements of assumption underlying any of the foregoing, and other factors disclosed in our annual report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

–   Tables to Follow –

Mikros Systems Corporation

Statements of Income

	December 31,	December 31,
	2012	2011

Contract Revenues	$4,825,068	$5,347,564

Cost of sales	2,690,510	3,213,476

Gross margin	2,134,558	2,134,088

Expenses:
Engineering	747,084	757,307
General and administrative	1,133,788	1,134,667

Total expenses	1,880,872	1,891,974

(Loss) income from operations	253,686	242,114

Other income:
Interest	98	830

Net income (loss) before income taxes	253,784	242,944

Income tax (benefit) expense	26,675	73,325

Net income (loss)	$227,109	$169,619

Income per common share - basic	$0.01	$0.01

Basic weighted average number of shares outstanding	31,872,617	31,766,753

Income per common share - diluted	$0.01	$-

Diluted weighted average number of shares outstanding	35,434,916	35,329,052

Mikros Systems Corporation

Balance Sheets

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$887,140	$963,556
Receivables on government contracts	1,162,423	1,478,103
Prepaid expenses and other current assets	31,888	30,846
Total current assets	2,081,451	2,472,505
Property and equipment
Equipment	40,416	37,070
Furniture & fixtures	9,264	9,264
Less: accumulated depreciation	(42,038)	(35,167)
Property and equipment, net	7,642	11,167
Patents and trademarks	1,383	5,383
Less: accumulated amortization	(897)	(1,775)
Intangible assets, net	486	3,608
Deferred tax assets	23,000	21,000
Total assets	$2,112,579	$2,508,280
Liabilities and shareholders' equity
Current liabilities:
Accrued payroll and payroll taxes	$273,089	$364,148
Accounts payable and accrued expenses	359,029	904,217
Accrued warranty expense	69,655	86,400
Total current liabilities	701,773	1,354,765
Long-term liabilities	15,456	16,708
Total liabilities	717,229	1,371,473

Redeemable series C preferred stock par value $.01 per share, authorized 150,000 shares, issued and outstanding 5,000 shares (involuntary liquidation value - $80,450)	80,450	80,450
Shareholders' equity:
Preferred stock, series B convertible, par value $.01 per share, authorized 1,200,000 shares, issued and outstanding 1,102,433 shares (involuntary liquidation value - $1,102,433)	11,024	11,024
Preferred stock, convertible, par value $.01 per share, authorized 2,000,000 shares, issued and outstanding 255,000 shares (involuntary liquidation value - $255,000)	2,550	2,550
Preferred stock, series D, par value $.01 per share, 690,000 shares authorized, issued and outstanding (involuntary liquidation value - $1,518,000)	6,900	6,900
Common stock, par value $.01 per share, authorized 60,000,000 shares, issued and outstanding 32,011,753 shares	320,118	320,168
Capital in excess of par value	11,606,920	11,575,436
Accumulated deficit	(10,632,612)	(10,859,721)
Total shareholders' equity	1,314,900	1,056,357
Total liabilities and shareholders' equity	$2,112,579	$2,508,280